      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1998

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                              -------------------

                              CELLNET FUNDING, LLC
                           CELLNET DATA SYSTEMS, INC.

          (Exact names of Registrants as specified in their charters)

            DELAWARE                                                94-3298620
            DELAWARE                                                94-2951096
(State or other jurisdiction of                                  (I.R.S. Employer
 incorporation or organization)                                   Identification
                                                                     Numbers)

                               125 SHOREWAY ROAD
                          SAN CARLOS, CALIFORNIA 94070
                                 (650) 508-6000

  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)
                            ------------------------

          BEN H. LYON, ESQ.                       BARRY E. TAYLOR, ESQ.                     JERRY V. ELLIOTT, ESQ.
  Vice President and General Counsel            MEREDITH S. JACKSON, ESQ.                  IRENE MAVROYANNIS, ESQ.
      CellNet Data Systems, Inc.                 TREVOR J. CHAPLICK, ESQ.                    Shearman & Sterling
          125 Shoreway Road                  Wilson Sonsini Goodrich & Rosati                599 Lexington Avenue
     San Carlos, California 94070                Professional Corporation                  New York, New York 10022
            (650) 508-6000                          650 Page Mill Road                          (212) 848-4000
                                               Palo Alto, California 94304
                                                      (650) 493-9300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-50851

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The information in the Registration Statement filed by CellNet Data Systems, Inc. and CellNet Funding, LLC (the "Registrants") with the Securities and Exchange Commission (File No. 333-50851) pursuant to the Securities Act of 1933, as amended, is incorporated by reference into this Registration Statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California on May 14, 1998.

                                          CellNet Data Systems, Inc.

                                          By:          /s/ JOHN M. SEIDL

                                            ------------------------------------

                                                       John M. Seidl
                                            CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                   CHIEF EXECUTIVE OFFICER

                                          CellNet Funding, LLC

                                          By:   CELLNET DATA SYSTEMS, INC., Its
                                              Manager

                                            ------------------------------------

                                          By:          /s/ JOHN M. SEIDL

                                            ------------------------------------

                                                       John M. Seidl
                                            CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                   CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
--------------------------------------------------  ------------------------------------  --------------
                                                    Chairman of the Board of CellNet
                /s/ JOHN M. SEIDL                     Data Systems, Inc., President and
         -------------------------------              Chief Executive Officer of each      May 14, 1998
                  John M. Seidl                       Registrant (Principal Executive
                                                      Officer)

                                                    Vice President and Chief Financial
                /s/ PAUL G. MANCA*                    Officer of each Registrant
         -------------------------------              (Principal Financial and             May 14, 1998
                  Paul G. Manca                       Accounting Officer) and Director
                                                      of CellNet Funding, LLC

               /s/ DAVID L. PERRY*
         -------------------------------            Vice President, Secretary and          May 14, 1998
                  David L. Perry                      Director of CellNet Funding, LLC

                /s/ PAUL M. COOK*
         -------------------------------            Director of CellNet Data Systems,      May 14, 1998
                   Paul M. Cook                       Inc.

               /s/ NEAL M. DOUGLAS*
         -------------------------------            Director of CellNet Data Systems,      May 14, 1998
                 Neal M. Douglas                      Inc.

             /s/ E. LINN DRAPER, JR.*
         -------------------------------            Director of CellNet Data Systems,      May 14, 1998
               E. Linn Draper, Jr.                    Inc.

             /s/ WILLIAM C. EDWARDS*
         -------------------------------            Director of CellNet Data Systems,      May 14, 1998
                William C. Edwards                    Inc.

                /s/ WILLIAM HART*
         -------------------------------            Director of CellNet Data Systems,      May 14, 1998
                   William Hart                       Inc.

             *By    /s/ JOHN M. SEIDL
         -------------------------------
                  John M. Seidl
                (Attorney-in-fact)

                                 EXHIBIT INDEX

EXHIBIT
  NO.:                            DESCRIPTION OF EXHIBITS
-------- --------------------------------------------------------------------------

  4.7:   Form of Escrow and Security Agreement, dated as of May   , 1998, among
         CellNet Data Systems, Inc., CellNet Funding, LLC and The Bank of New York.

  4.8:   Form of Written Action of the Manager of CellNet Funding, LLC, dated as of
         May   , 1998, with respect to the terms of the 7% Exchangeable Limited
         Liability Company Preferred Securities.

  4.9:   Form of Certificate of Designation, Rights and Preferences of the
         Redeemable Preferred Stock of CellNet Data Systems, Inc. filed May   ,
         1998 with the Secretary of State of the State of Delaware.

  5.1:   Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 *8.1: Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to certain tax matters.

 10.1:   Employment Agreement with Ben Lyon dated January 28, 1998.

 10.2:   Severance Agreement with James J. Jennings dated March 16, 1998.

 23.1:   Independent Auditors' Consent.

 23.2:   Consents of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibits
         5.1 and 8.1).

 24.3    Power of Attorney with respect to E. Linn Draper, Jr.

 24.4    Power of Attorney with respect to William C. Edwards.

---------

 * Incorporated by reference to the Company's Registration Statement on Form S-3 filed on April 23, 1998 (File No: 333-50851).